As filed with the Securities and Exchange Commission on January 24, 2007
Registration No. 333-140028

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to Form F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Mindray Medical International Limited
(Exact name of Registrant as specified in its charter)

Cayman Islands	3841	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Mindray Building
Keji 12th Road South
Hi-tech Industrial Park, Nanshan
Shenzhen 518057
People’s Republic of China
(86-755) 2658-2888
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kurt J. Berney, Esq. O’Melveny & Myers LLP 37th Floor, Plaza 66 1266 Nanjing Road West Shanghai 200040, P.R.C. 86-21-2307-7007	William Y. Chua, Esq. Sullivan & Cromwell LLP 28th Floor Nine Queen’s Road Central Hong Kong S.A.R. 852-2826-8688

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered(1)(2)	Registered(2)(3)	Unit(3)	Price(3)	Registration Fee(4)

Class A Ordinary Shares, par value HK$0.001 per share	12,974,303	US$23.78	US$308,528,925	US$33,013

(1)	American depositary shares evidenced by American depositary receipts issuable upon deposit of the Class A ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 filed with the Commission on September 15, 2006 (Registration Statement No. 333-137373). Each American depositary share represents one Class A ordinary share.

(2)	Includes (a) all Class A ordinary shares represented by American depositary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public, and (b) Class A ordinary shares represented by 1,692,300 American depositary shares that are issuable upon the exercise of the underwriters’ option to purchase additional shares. The Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)	Estimated solely for the purposes of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices on January 10, 2007.

(4)	Previously paid.
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
      The sole purpose of this Amendment is to file an exhibit to the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note and Part II of the Registration Statement. The Prospectus is unchanged and has been omitted.
PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.	Indemnification of directors and officers
      The registrant’s articles of association provide that, subject to Companies Law (2004) (Revision) Cap. 22 (the “Companies Law”), every director or other officer of the registrant shall be indemnified against any liability incurred by him in his capacity as such. However, directors and officers of the registrant are not indemnified against any liability to the registrant or a related company of the registrant arising out of negligence, default, breach of duty or breach of trust with respect to the registrant or a related company, unless such liability is incurred in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted, or in connection with any application in which relief is granted to him by the court pursuant to the Companies Law from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the registrant.
      Pursuant to indemnification agreements, a form of which has been filed as Exhibit 10.2 to this registration statement, the registrant has agreed to indemnify its directors and officers, to the extent permitted by Cayman law, against certain liabilities and expenses incurred by such persons in connection with claims by reason of their being such a director or officer.

Item 7.	Recent sales of unregistered securities
      During the past three years, the registrant has issued and sold the securities listed below without registering the securities under the Securities Act. In the case of each transaction referenced in this Item 7, the issuance was a private placement of securities with fewer than ten purchasers who are all non-US residents, no directed selling efforts, no discounts, commissions or fees, no underwriter, and no “substantial U.S. market interest” as defined in Regulation S. The only exceptions to this are that one of the four Goldman Sachs affiliated entities that purchased Mindray preferred shares in September of 2005 is incorporated in the State of Delaware and the grant of options was made to a large number of our employees. The registrant believes that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.
      In September 2005, we issued a total of 75,350,054 ordinary shares, par value HK$0.001 per share, to Able Choice Investments Limited, Asiawell Holdings Limited, Dragon City International Investment Limited, Hung Yue Finance Limited, Ideaport Technology Limited, Med-Tech Consulting Co. Ltd., MEG Holding Corp., New Dragon (No. 12) Investments Limited, Quiet Well Limited and Well Elite Group Limited, and a total of 3,000,000 convertible redeemable preferred shares to Able Choice Investments Limited, Dragon City International Investment Limited, New Dragon (No. 12) Investments Limited and Quiet Well Limited in exchange for their respective outstanding ownership interests in Shenzhen Mindray.
      In September 2005 we entered into a subscription and share purchase agreement with GS Capital Partners V Fund L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V GmbH & Co. KG, and GS Capital Partners V Institutional, L.P., or collectively the GS Funds, pursuant to which we issued 7,074,977 convertible redeemable preferred shares convertible into ordinary shares to the GS Funds at a cash purchase price of approximately US$3.93 per share.
      On June 15, 2006, we issued a total of 7,649,646 ordinary shares to Able Choice, Bright Ray Limited and Clear Ray Limited to be owned by shareholders of Mingrui Venture Capital and Investment Co. Ltd. and Legend New-Tech Investments Ltd. in exchange for consideration of 7,649,646 shares of Shenzhen Mindray acquired by Mindray International.

Item 8.	Exhibits and financial statement schedules
      (a) Exhibits
Index to Exhibits

Number		Description

1	.1†	Form of Underwriting Agreement.
3	.1*	Third Amended and Restated Memorandum and Articles of Association of Mindray Medical International Limited.

4	.1*	Form of American Depositary Receipt.

4	.2*	Specimen Certificate for Class A Ordinary Shares.

4	.3*	Form of Deposit Agreement among Mindray Medical International Limited, The Bank of New York and owners and holders of the American Depositary Shares.

4	.4*	Shareholders’ Agreement between Mindray International Holdings Ltd., Shenzhen Mindray Bio-Medical Electronics Co., Ltd., the several shareholders named therein, and the several investors named therein, dated September 26, 2005.

4	.5*	Registration Rights Agreement between Mindray Medical International Limited and the several investors named therein, dated September 5, 2006.

5	.1†	Form of opinion of Conyers Dill & Pearman, Cayman Islands counsel to the registrant, regarding the validity of the Class A ordinary shares being registered.

5	.2†	Opinion of Jun He Law Offices, counsel to the registrant, regarding compliance with PRC law.

8	.1†	Form of opinion of O’Melveny & Myers LLP, regarding certain US tax matters.

8	.2†	Form of opinion of Conyers Dill & Pearman, Cayman Islands counsel to the registrant, regarding certain Cayman Islands tax matters.
10	.1*	Amended and Restated Employee Share Incentive Plan and form of Option Agreement.

10	.2*	Form of Indemnification Agreement with the officers and directors of Mindray Medical International Limited.

10	.3*	Form of Employment Agreement of Mindray Medical International Limited.

10	.4*	Grant Contract of Use Right of State-owned Land of Mindray headquarters building between Shenzhen Mindray Bio-Medical Electronics Co., Ltd. and Shenzhen Planning and State-owned Land Bureau, dated July 18, 2001.

10	.5*	Agreement for Assignment of Trademark between Chang Run Da Electronic (Shenzhen) Co., Ltd. and Shenzhen Mindray Bio-Medical Electronics Co., Ltd., dated November 20, 2002.

10	.6*	Purchase Agreement of New Energy Building between Shenzhen Mindray Bio-Medical Electronics Co., Ltd. and Shenzhen Mindray Electronic Co., Ltd., dated April 9, 2002.

10	.7*	Lease Agreement of Reagent and Manufacturing building between Shenzhen Mindray Bio-Medical Electronics Co., Ltd. and Shenzhen Zhongguan Company Limited, dated June 28, 2004.

10	.8*	Lease Agreement of Manufacturing Building between Shenzhen Mindray Bio-Medical Electronics Co., Ltd. and Shenzhen Zhongguan Company Limited, dated July 27, 2005.

10	.9*	Subscription and Share Purchase Agreement dated July 6, 2005 and Subscription and Share Purchase Amendment Agreement dated August 22, 2005.

10	.10*	Form of Agreement on Transfer of Shares of Shenzhen Mindray Bio-Medical Electronics Co., Ltd.

10	.11*	Form of Equity Transfer Agreement.

10	.12**	Investment Cooperation Agreement between Mindray Medical International Limited and the Management Committee of the Nanjing Jiangning Economic and Technological Development Zone, dated December 27, 2006.

21	.1†	List of subsidiaries.

Number		Description

23	.1†	Consent of Deloitte Touche Tohmatsu CPA Ltd., Independent Registered Public Accounting Firm.

23	.2†	Consent of Conyers Dill & Pearman (included in Exhibit 5.1 and Exhibit 8.2).

23	.3†	Consent of Jun He Law Offices (included in Exhibit 5.2).

23	.4†	Consent of O’Melveny & Myers LLP (included in Exhibit 8.1).
23	.5†	Consent of American Appraisal China Limited.
23	.6†	Consent of Frost & Sullivan.
24	.1†	Powers of Attorney (included on signature page to this registration statement initially filed on January 17, 2007).

*	Previously filed with the Registrant’s registration statement on Form F-1 (File No. 333-137140).

**	Confidential treatment has been requested with respect to certain portions of this exhibit. A complete copy of the agreement, including the redacted portions, has been filed separately with the Commission.

†	Previously filed.
Item 9.     Undertakings
      (a) The undersigned registrant hereby undertakes that:
      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (3) For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
      (4) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
      (b) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, China on January 24, 2007.

Mindray Medical International Limited

By:	/s/ Joyce I-Yin Hsu

Name: Joyce I-Yin Hsu

Title:	Director and Chief Financial Officer
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on January 24, 2007.

Signature		Capacity

* Xu Hang		Chairman of the Board and Co-Chief Executive Officer

* Li Xiting		Director and Co-Chief Executive Officer (principal executive officer)

* Andrew Wolff		Director

* Chen Qingtai		Director

* Ronald Ede		Director

* Wu Qiyao		Director

/s/ Joyce I-Yin Hsu Joyce I-Yin Hsu		Director and Chief Financial Officer (principal financial and accounting officer)

*By:	/s/ Joyce I-Yin Hsu Joyce I-Yin Hsu Attorney-in-Fact

Signature of authorized representative in the United States
      Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Mindray Medical International Limited, has signed this registration statement or amendment thereto in New York, New York, on January 24, 2007.

Puglisi & Associates

By:	/s/ Donald J. Puglisi

Name: Donald J. Puglisi

Title:	Managing Director

INDEX TO EXHIBITS

Number		Description

1	.1†	Form of Underwriting Agreement.

3	.1*	Third Amended and Restated Memorandum and Articles of Association of Mindray Medical International Limited.

4	.1*	Form of American Depositary Receipt.

4	.2*	Specimen Certificate for Class A Ordinary Shares.

4	.3*	Form of Deposit Agreement among Mindray Medical International Limited, The Bank of New York and owners and holders of the American Depositary Shares.

4	.4*	Shareholders’ Agreement between Mindray International Holdings Ltd., Shenzhen Mindray Bio-Medical Electronics Co., Ltd., the several shareholders named therein, and the several investors named therein, dated September 26, 2005.

4	.5*	Registration Rights Agreement between Mindray Medical International Limited and the several investors named therein, dated September 5, 2006.

5	.1†	Form of opinion of Conyers Dill & Pearman, Cayman Islands counsel to the registrant, regarding the validity of the Class A ordinary shares being registered.

5	.2†	Opinion of Jun He Law Offices, counsel to the registrant, regarding compliance with PRC law.

8	.1†	Form of opinion of O’Melveny & Myers LLP, regarding certain US tax matters.

8	.2†	Form of opinion of Conyers Dill & Pearman, Cayman Islands counsel to the registrant, regarding certain Cayman Islands tax matters.

10	.1*	Amended and Restated Employee Share Incentive Plan and form of Option Agreement.

10	.2*	Form of Indemnification Agreement with the officers and directors of Mindray Medical International Limited.

10	.3*	Form of Employment Agreement of Mindray Medical International Limited.

10	.4*	Grant Contract of Use Right of State-owned Land of Mindray headquarters building between Shenzhen Mindray Bio-Medical Electronics Co., Ltd. and Shenzhen Planning and State-owned Land Bureau, dated July 18, 2001.

10	.5*	Agreement for Assignment of Trademark between Chang Run Da Electronic (Shenzhen) Co., Ltd. and Shenzhen Mindray Bio-Medical Electronics Co., Ltd., dated November 20, 2002.

10	.6*	Purchase Agreement of New Energy Building between Shenzhen Mindray Bio-Medical Electronics Co., Ltd. and Shenzhen Mindray Electronic Co., Ltd., dated April 9, 2002.

10	.7*	Lease Agreement of Reagent and Manufacturing building between Shenzhen Mindray Bio-Medical Electronics Co., Ltd. and Shenzhen Zhongguan Company Limited, dated June 28, 2004.

10	.8*	Lease Agreement of Manufacturing Building between Shenzhen Mindray Bio-Medical Electronics Co., Ltd. and Shenzhen Zhongguan Company Limited, dated July 27, 2005.

10	.9*	Subscription and Share Purchase Agreement dated July 6, 2005 and Subscription and Share Purchase Amendment Agreement dated August 22, 2005.

10	.10*	Form of Agreement on Transfer of Shares of Shenzhen Mindray Bio-Medical Electronics Co., Ltd.

10	.11*	Form of Equity Transfer Agreement.
10	.12**	Investment Cooperation Agreement between Mindray Medical International Limited and the Management Committee of the Nanjing Jiangning Economic and Technological Development Zone, dated December 27, 2006.

21	.1†	List of subsidiaries.

23	.1†	Consent of Deloitte Touche Tohmatsu CPA Ltd., Independent Registered Public Accounting Firm.

23	.2†	Consent of Conyers Dill & Pearman (included in Exhibit 5.1 and Exhibit 8.2).

23	.3†	Consent of Jun He Law Offices (included in Exhibit 5.2).

23	.4†	Consent of O’Melveny & Myers LLP (included in Exhibit 8.1).

23	.5†	Consent of American Appraisal China Limited.

23	.6†	Consent of Frost & Sullivan.

24	.1†	Powers of Attorney (included on signature page to this registration statement initially filed on January 17, 2007).

*	Previously filed with the Registrant’s registration statement on Form F-1 (File No. 333-137140).

**	Confidential treatment has been requested with respect to certain portions of this exhibit. A complete copy of the agreement, including the redacted portions, has been filed separately with the Commission.

†	Previously filed.